Exhibit 99.1

Healthpeak PropertiesTM Reports First Quarter 2020 Results
IRVINE, CA, May 5, 2020 -- Healthpeak Properties, Inc. (NYSE: PEAK) today announced results for the first quarter ended March 31, 2020. For the quarter, we generated net income of $0.54 per share, NAREIT FFO of $0.34 per share, FFO as Adjusted of $0.45 per share and blended Total Same-Store Portfolio Cash NOI growth of 2.0%.
FIRST QUARTER 2020 FINANCIAL PERFORMANCE AND RECENT HIGHLIGHTS

–
The COVID-19 pandemic continues to evolve rapidly. In order to provide some visibility of the impact of COVID-19 on Healthpeak, we have included some of our key operating metrics through April 2020 in this release and a framework to assess the potential financial impacts of the pandemic on pages 42 and 43 in the First Quarter 2020 Supplemental Report.

–	Balance sheet and liquidity:

•
In March 2020, settled remaining outstanding equity forward contracts for proceeds of approximately $1.06 billion, bringing total liquidity as of April 30 to $3.0 billion with full availability on Healthpeak’s $2.5 billion revolving credit facility and approximately $500 million of cash and cash equivalents.

•	Reduced Net Debt to Adjusted EBITDAre to 4.8x as of March 31, 2020.

•	Received rating affirmations from Fitch (BBB+, stable outlook) and Moody’s (Baa1, revised outlook to negative).

–	Transactions:

•
In January 2020, closed on the previously announced transactions with Brookdale Senior Living (“Brookdale”) related to the acquisition of Brookdale's 51% interest in 13 CCRCs for $641 million (which includes payment of a $100 million management termination fee) and the sale of the 18-property triple-net portfolio for $405 million.

•
In April 2020, closed on the previously announced $320 million life science acquisition of The Post, a 426,000 square foot life science property located within the Route 128 submarket of Boston, Massachusetts. The stabilized cash and GAAP capitalization rates are 5.1% and 6.5%, respectively.

•
In April 2020, the tenant exercised its purchase option to acquire the three Frost Street medical office buildings in San Diego, CA for proceeds of approximately $106 million, representing a cash capitalization rate of 6.0%. Healthpeak received a non-refundable deposit of approximately $5 million and will also receive an early lease termination fee of $1.1 million. The transaction is expected to close in the second quarter of 2020.

•	In February 2020, the tenant closed its purchase option on the North Fulton hospital generating proceeds of approximately $82 million, representing a cash capitalization rate of 10%.

–	Development additions and completions:

•
Added an on-campus Class A medical office building to Healthpeak's development program with HCA Healthcare. The 116,500 square foot five-story building will be located on the Woman's Hospital of Texas campus in Houston, TX. The $35 million development will expand the Woman's Hospital of Texas campus and will complement Healthpeak's existing One Fannin medical office building located adjacent to the development site. The project is 36% pre-leased by HCA with another 27% well into negotiations with third party tenants.

•
Delivered Phase IV of The Cove, representing 164,000 square feet that is 100% leased. The delivery of Phase IV completes the construction of this one million square foot Class A life science campus in South San Francisco.

•	Delivered the first building at Phase I of The Shore at Sierra Point in South San Francisco, representing 130,000 square feet that is 100% leased.

•	Delivered a 28,000 square foot life science amenity building in San Diego that is 100% leased and is part of the larger three-property, 252,000 square foot Sorrento Summit life science campus.

–	Development leasing:

•
In March 2020, as previously announced, signed a 32,000 square foot long-term lease at our 75 Hayden development project in Boston, Massachusetts, bringing year to date leasing at 75 Hayden to 154,000 square feet. The 214,000 square foot Class A development project is expected to be delivered in the fourth quarter and is now 72% pre-leased.

•
In January 2020, as previously announced, executed a long-term lease with Janssen BioPharma, Inc., part of the Johnson & Johnson Family of Companies, for approximately 60% of Phase II of The Shore at Sierra Point.

–	Reporting Updates:

•
Beginning this first quarter of 2020, we report segment information inclusive of our share of unconsolidated joint ventures and exclusive of our partners' noncontrolling interest share of consolidated joint ventures. Accordingly, certain metrics reported for the quarter ended March 31, 2020, including Cash NOI, are now presented at Healthpeak’s pro-rata share. Metrics reported for comparative periods have also been recast to conform with current period presentation.

–	Maintained quarterly common stock cash dividend of $0.37 per share to be paid on May 19, 2020, to stockholders of record as of the close of business on May 8, 2020.

–	Named to S&P Global’s Sustainability Yearbook for the fifth consecutive year.

FIRST QUARTER COMPARISON

	Three Months Ended March 31, 2020		Three Months Ended March 31, 2019
(in thousands, except per share amounts)	Amount	Per Share	Amount	Per Share
Net income (loss), diluted	$279,979	$0.54	$61,029	$0.13
NAREIT FFO, diluted	173,186	0.34	207,831	0.43
FFO as Adjusted, diluted	228,562	0.45	213,805	0.44
AFFO, diluted	209,214		193,265

NAREIT FFO, FFO as Adjusted, AFFO, SS Cash NOI, Net Debt and Adjusted EBITDAre are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance and financial position of real estate investment trusts (see the "Funds From Operations" and "Adjusted Funds From Operations" sections of this release for additional information). See "March 31, 2020 Discussion and Reconciliation of Non-GAAP Financial Measures” for definitions, discussions of their uses and inherent limitations, and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP on the Investor Relations section of our website at http://ir.healthpeak.com/quarterly-results.

SAME-STORE ("SS") OPERATING SUMMARY
The table below outlines the year-over-year three-month SS Cash NOI growth:

Year-Over-Year Total SS Portfolio Cash NOI Growth
	% of SS	Three Month
Medical office	42.3%	2.0%
Life science	31.9%	3.1%
Senior housing(1)	20.2%	(0.1)%
Other non-reportable segments ("Other")	5.6%	4.2%
Total Portfolio(1)	100.0%	2.0%

(1)
Same-Store year-over-year three-month Portfolio Cash NOI growth includes identifiable COVID-19 expenses of $0.6 million in the SHOP portfolio. Exclusive of these costs, SHOP, Total Senior Housing, and Total Same-Store Portfolio Cash NOI year-over-year growth would have been 0.0%, 1.4%, and 2.3%, respectively. The change in our SS policy for transitions, which was announced in the Financial Reporting Updates section of our 4Q19 Earnings Release and Supplemental Report, had no impact on 1Q reported growth rates.

APRIL 2020 PRELIMINARY UPDATES
April 2020 data based on preliminary information and is subject to change. (SF = square feet)

Indicator	As of, or for the month ended, April 30, 2020	Commentary
LIFE SCIENCE
Occupancy	94.7%	Up 40 bps since March 31
April Leasing	61,000 SF of executed leases (includes 19,000 SF of new leasing)	Year-to-date ahead of original expectations
Letters of Intent	370,000 SF of executed LOIs in lease documentation (includes 290,000 SF of new leasing)	New leasing commitments largely driven by existing tenants looking to expand
April Rent Payments	97% received	Collections to date in-line with historical experience
Rent Relief Requests	No material deferrals granted	~25 inquiries (5% of ABR) - reviewing on a case-by-case basis
MEDICAL OFFICE
Occupancy	91.3%	Up 10 bps since March 31
April Leasing	324,000 SF of executed leases (includes 53,000 SF of new leasing)	Year-to-date ahead of original expectations
Letters of Intent	630,000 SF of executed LOIs in lease documentation (includes 140,000 SF of new leasing)	Slightly lower than average LOIs in documentation phase
April Rent Payments	95% received	Collections to date in-line with historical experience
Rent Relief Requests	Approved 386 tenants for rent deferrals (~$4.4M of monthly rent)	Rent deferral program for non-health system / non-hospital tenants, subject to conditions
SENIOR HOUSING: SHOP(1)
Occupancy	82.2%	Month-over-month occupancy declined 300 bps
Move-ins	Declined 73% in April 2020 vs. April 2019	Driven by shelter-in-place and reduced in-person tours
Move-outs	Increased 22% in April 2020 vs. April 2019	Driven by involuntary move-outs. Could return to normal run rates as infections slow
Leads	Declined 50% in April 2020 vs. April 2019	Operators are prioritizing digital marketing platforms
Tours	Declined 50% in April 2020 vs. April 2019	Tours in April 2020 were all virtual / digital
SENIOR HOUSING: CCRC(1)(2)(3)
Occupancy	82.4%	Month-over-month occupancy declined 65 bps in AL/IL/MC and 1,620 bps in skilled nursing for a combined total of 320 bps
Move-ins	Declined 89% in April 2020 vs. April 2019	Driven by shelter-in-place and reduced in-person tours
Move-outs	Declined 22% in April 2020 vs. April 2019	Driven by lower voluntary move-outs
Leads	Declined 52% in April 2020 vs. April 2019	Operators are prioritizing digital marketing platforms
Tours	Declined 45% in April 2020 vs. April 2019	Tours in April 2020 were all virtual / digital
SENIOR HOUSING: NNN Tenant Updates
April Rent Payments	97% received
Capital Senior Living
Paid 75% of April rent on the master lease that matures in October 2020. In ongoing discussions regarding rent payments through maturity. The monthly rent is approximately $0.9M. As previously disclosed, Healthpeak expects to sell these properties as soon as market conditions permit.

Harbor Retirement Associates	Requested a rent deferral and Healthpeak is currently evaluating the request. The monthly rent is approximately $1.2M and was paid in full in April.
SENIOR HOUSING: Known COVID-19 Positive Cases
Based on the daily reports Healthpeak receives from its operators across 222 properties, as of April 30, 2020, Healthpeak had 54 properties managed by 13 different operators with confirmed resident COVID-19 cases, and 31 of those affected properties had experienced resident deaths.

HOSPITALS
April Rent Payments	96% received	Slightly lower than normal due to a tenant waiting on stimulus payment

(1)	Properties that are held for sale, in redevelopment or in development are excluded from reporting statistics.

(2)	Move-in and move-out data exclude skilled nursing beds in our CCRC portfolio given the Medicare residents usually have lengths of stay of 30 days or less.

(3)
Skilled nursing units in our CCRC portfolio received $10M of Coronavirus Aid, Relief, and Economic Security ("CARES") Act funding in April. This represents pro rata funding provided to all Medicare providers, not a program applied for.

2020 GUIDANCE UPDATE
In March 2020, Healthpeak withdrew previously provided guidance due to uncertainty related to the COVID-19 pandemic. Please see pages 42 and 43 in the First Quarter 2020 Supplemental Report for more information.
COMPANY INFORMATION
Healthpeak has scheduled a conference call and webcast for Wednesday, May 6, 2020, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to present its performance and operating results for the first quarter ended March 31, 2020. The conference call is accessible by dialing (888) 317-6003 (U.S.) or (412) 317-6061 (International). The conference ID number is 9192903. You may also access the conference call via webcast in the Investor Relations section of our website at http://ir.healthpeak.com. An archive of the webcast will be available on Healthpeak's website through May 6, 2021, and a telephonic replay can be accessed through May 20, 2020, by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International) and entering conference ID number 10142114. Our Supplemental Report for the current period is also available, with this earnings release, in the Investor Relations section of our website.
ABOUT HEALTHPEAK
Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns and develops high-quality real estate in the three private-pay healthcare asset classes of Life Science, Senior Housing and Medical Office, designed to provide stability through the inevitable industry cycles. At Healthpeak, we pair our deep understanding of the healthcare real estate market with a strong vision for long-term growth. For more information regarding Healthpeak, visit www.healthpeak.com.

FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include, among other things, statements regarding our and our officers' intent, belief or expectation as identified by the use of words such as "may," "will," "project," "expect," "believe," "intend," "anticipate," "seek," "target," "forecast," "plan," "potential," "estimate," "could," "would," "should" and other comparable and derivative terms or the negatives thereof.  Examples of forward-looking statements include, among other things: (i) statements regarding timing, outcomes and other details relating to current, pending or contemplated acquisitions, dispositions, transitions, developments, redevelopments, joint venture transactions, leasing activity, capital recycling plans, financing activities, or other transactions discussed in this release; (ii) the payment of a quarterly cash dividend; and (iii) statements regarding the impact of the COVID-19 pandemic on our business, financial condition and results of operations.  Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations.  While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained.  Further, we cannot guarantee the accuracy of any such forward-looking statement contained in this release, and such forward-looking statements are subject to known and unknown risks and uncertainties that are difficult to predict.  These risks and uncertainties include, but are not limited to: the severity and duration of the COVID-19 pandemic; actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact; the impact of the COVID-19 pandemic and health and safety measures taken to reduce the spread; operational risks associated with third party management contracts, including the additional regulation and liabilities of our RIDEA lease structures; the ability of our existing and future tenants, operators and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and manage their expenses in order to generate sufficient income to make rent and loan payments to us and our ability to recover investments made, if applicable, in their operations; the imposition of laws or regulations prohibiting the eviction of our tenants, including new governmental efforts in response to COVID-19; the financial condition of our existing and future tenants, operators and borrowers, including potential bankruptcies and downturns in their businesses, and their legal and regulatory proceedings, which results in uncertainties regarding our ability to continue to realize the full benefit of such tenants’ and operators’ leases and borrowers’ loans; our concentration in the healthcare property sector, particularly in senior housing, life sciences and medical office buildings, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the effect on us and our tenants and operators of legislation, executive orders and other legal requirements, including compliance with the Americans with Disabilities Act, fire, safety and health regulations, environmental laws, the Affordable Care Act, licensure, certification and inspection requirements, and laws addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements or fines for noncompliance; our ability to identify replacement tenants and operators and the potential renovation costs and regulatory approvals associated therewith; the risks associated with property development and redevelopment, including costs above original estimates, project delays and lower occupancy rates and rents than expected; the potential impact of uninsured or underinsured losses, including as a result of hurricanes, earthquakes and other natural disasters, pandemics such as COVID-19, acts of war and/or terrorism and other events that may cause such losses and/or performance declines by us or our tenants and operators; the risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision making authority and our reliance on our partners’ financial condition and continued cooperation; competition for the acquisition and financing of suitable healthcare properties as well as competition for tenants and operators, including with respect to new leases and mortgages and the renewal or rollover of existing leases; our or our counterparties’ ability to fulfill obligations, such as financing conditions and/or regulatory approval requirements, required to successfully consummate acquisitions, dispositions, transitions, developments, redevelopments, joint venture transactions or other transactions; our ability to achieve the benefits of acquisitions or other investments within expected time frames or at all, or within expected cost projections; the potential impact on us and our tenants, operators and borrowers from current and future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations, of our tenants and operators; our ability to foreclose on collateral securing our real estate-related loans; volatility or uncertainty in the capital markets, the availability and cost of capital as impacted by interest rates, changes in our credit ratings, the value of our common stock, and other conditions that may adversely impact our ability to fund our obligations or consummate transactions, or reduce the earnings from potential transactions; changes in global, national and local economic and other conditions, including the ongoing economic downturn, volatility in the financial markets and high unemployment rates; our ability to manage our indebtedness level and changes in the terms of such indebtedness; competition for skilled management and other key personnel; our reliance on information technology systems and the potential impact of system failures, disruptions or breaches; our ability to maintain our qualification as a real estate investment trust; and other risks and uncertainties described from time to time in our Securities and Exchange Commission filings.  Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.
CONTACT
Barbat Rodgers
Senior Director – Investor Relations
949-407-0400

Healthpeak Properties, Inc.
Consolidated Balance Sheets
In thousands, except share and per share data
(unaudited)

	March 31, 2020	December 31, 2019
Assets
Real estate:
Buildings and improvements	$12,720,111	$11,120,039
Development costs and construction in progress	588,343	692,336
Land	2,114,024	1,992,602
Accumulated depreciation and amortization	(2,840,632)	(2,771,922)
Net real estate	12,581,846	11,033,055
Net investment in direct financing leases	44,706	84,604
Loans receivable, net of reserves of $9,314 and $0	220,652	190,579
Investments in and advances to unconsolidated joint ventures	479,900	825,515
Accounts receivable, net of allowance of $8,594 and $4,565	85,037	59,417
Cash and cash equivalents	783,542	144,232
Restricted cash	106,557	40,425
Intangible assets, net	550,348	331,693
Assets held for sale, net	271,861	504,394
Right-of-use asset, net	171,843	172,486
Other assets, net	776,387	646,491
Total assets	$16,072,679	$14,032,891

Liabilities and Equity
Bank line of credit and commercial paper	$—	$93,000
Term loan	249,002	248,942
Senior unsecured notes	5,650,053	5,647,993
Mortgage debt	490,049	276,907
Intangible liabilities, net	72,137	74,991
Liabilities of assets held for sale, net	31,724	36,369
Lease liability	156,808	156,611
Accounts payable, accrued liabilities, and other liabilities	856,031	540,924
Deferred revenue	753,432	289,680
Total liabilities	8,259,236	7,365,417
Commitments and contingencies
Common stock, $1.00 par value: 750,000,000 shares authorized; 538,135,188 and 505,221,643 shares issued and outstanding	538,135	505,222
Additional paid-in capital	10,213,011	9,183,892
Cumulative dividends in excess of earnings	(3,512,143)	(3,601,199)
Accumulated other comprehensive income (loss)	(2,495)	(2,857)
Total stockholders' equity	7,236,508	6,085,058

Joint venture partners	373,495	378,061
Non-managing member unitholders	203,440	204,355
Total noncontrolling interests	576,935	582,416
Total equity	7,813,443	6,667,474

Total liabilities and equity	$16,072,679	$14,032,891

Healthpeak Properties, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Rental and related revenues	$314,688	$294,222
Resident fees and services	263,505	126,695
Income from direct financing leases	3,269	13,524
Interest income	3,688	1,713
Total revenues	585,150	436,154

Costs and expenses:
Interest expense	58,376	49,327
Depreciation and amortization	189,276	131,951
Operating	376,013	168,927
General and administrative	22,349	21,355
Transaction costs	14,848	4,518
Impairments and loan loss reserves (recoveries), net	39,123	8,858
Total costs and expenses	699,985	384,936
Other income (expense):
Gain (loss) on sales of real estate, net	164,869	8,044
Loss on debt extinguishments	833	—
Other income (expense), net	210,608	3,133
Total other income (expense), net	376,310	11,177

Income (loss) before income taxes and equity income (loss) from unconsolidated joint ventures	261,475	62,395
Income tax benefit (expense)	33,044	3,458
Equity income (loss) from unconsolidated joint ventures	(11,979)	(863)

Net income (loss)	282,540	64,990
Noncontrolling interests' share in earnings	(3,460)	(3,520)
Net income (loss) attributable to Healthpeak Properties, Inc.	279,080	61,470
Participating securities' share in earnings	(1,616)	(441)
Net income (loss) applicable to common shares	$277,464	$61,029

Earnings per common share:
Basic	$0.55	$0.13
Diluted	$0.54	$0.13

Weighted average shares outstanding:
Basic	506,476	477,766
Diluted	515,045	479,131

Healthpeak Properties, Inc.
Funds From Operations
 In thousands, except per share data
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net income (loss) applicable to common shares	$277,464	$61,029
Real estate related depreciation and amortization	189,276	131,951
Healthpeak's share of real estate related depreciation and amortization from unconsolidated joint ventures	29,610	15,077
Noncontrolling interests' share of real estate related depreciation and amortization	(4,852)	(4,920)
Other real estate-related depreciation and amortization	1,237	2,085
Loss (gain) on sales of real estate, net	(164,869)	(8,044)
Healthpeak's share of loss (gain) on sales of real estate, net, from unconsolidated joint ventures	(7,729)	—
Loss (gain) upon change of control, net(1)	(167,434)	—
Taxes associated with real estate dispositions	(11,876)	—
Impairments (recoveries) of depreciable real estate, net	30,722	8,858
NAREIT FFO applicable to common shares	171,549	206,036
Distributions on dilutive convertible units and other	1,637	1,795
Diluted NAREIT FFO applicable to common shares	$173,186	$207,831
Diluted NAREIT FFO per common share	$0.34	$0.43
Weighted average shares outstanding - diluted NAREIT FFO	513,123	483,671
Impact of adjustments to NAREIT FFO:
Transaction-related items(2)	$92,379	$5,889
Other impairments (recoveries) and other losses (gains), net(3)	(33,306)	—
Loss on debt extinguishments	(833)	—
Litigation costs (recoveries)	106	128
Foreign currency remeasurement losses (gains)	10	(28)
Tax rate legislation impact(4)	(2,892)	—
Total adjustments	55,464	5,989
FFO as Adjusted applicable to common shares	227,013	212,025
Distributions on dilutive convertible units and other	1,549	1,780
Diluted FFO as Adjusted applicable to common shares	$228,562	$213,805
Diluted FFO as Adjusted per common share	$0.45	$0.44
Weighted average shares outstanding - diluted FFO as Adjusted	513,123	483,671
_______________________________________

(1)
For the three months ended March 31, 2020, relates to the gain on consolidation of 13 continuing care retirement communities in which we acquired Brookdale's interest and began consolidating during the first quarter of 2020. The gain upon change of control is included in other income (expense), net in the consolidated statements of operations.

(2)
For the three months ended March 31, 2020, includes the termination fee and transition fee expenses related to terminating the management agreements with Brookdale for 13 CCRCs and transitioning those communities to LCS, partially offset by the tax benefit recognized related to those expenses. The expense related to terminating the CCRC management agreements with Brookdale is included in operating expenses in the consolidated statement of operations for the three months ended March 31, 2020.

(3)
For the three months ended March 31, 2020, includes the gain on sale of a hospital that was in a direct financing lease ("DFL"), partially offset by $8 million of additional reserves for loan losses under the new current expected credit losses accounting standard in accordance with ASC 326, Financial Instruments – Credit Losses. The $42 million gain on sale of the hospital that was in a DFL is included in other income (expense), net in the consolidated statement of operations for the three months ended March 31, 2020.

(4)	For the three months ended March 31, 2020, represents the tax benefit of the CARES Act extending the net operating loss carryback period to five years.

Healthpeak Properties, Inc.
Adjusted Funds From Operations
In thousands
(unaudited)

	Three Months Ended March 31,
	2020	2019
FFO as Adjusted applicable to common shares	$227,013	$212,025
Amortization of deferred compensation	3,987	3,590
Amortization of deferred financing costs	2,582	2,699
Straight-line rents	(6,229)	(6,246)
AFFO capital expenditures	(21,791)	(19,220)
Lease restructure payments	291	288
CCRC entrance fees(1)	—	3,496
Deferred income taxes(2)	4,787	(3,732)
Other AFFO adjustments(3)	(3,064)	(1,429)
AFFO applicable to common shares	207,576	191,471
Distributions on dilutive convertible units and other	1,638	1,794
Diluted AFFO applicable to common shares	$209,214	$193,265
Weighted average shares outstanding - diluted AFFO	513,123	483,671
 _______________________________________

(1)
In connection with the acquisition of the remaining 51% interest in the CCRC JV in January 2020, we consolidated the 13 communities in the CCRC JV and recorded the assets and liabilities at their acquisition date relative fair values, including the CCRC contract liabilities associated with previously collected non-refundable entrance fees. In conjunction with increasing those CCRC contract liabilities to their fair value, we concluded that we will no longer adjust for the timing difference between non-refundable entrance fees collected and amortized as we believe the amortization of these fees is a meaningful representation of how we satisfy the performance obligations of the fees. As such, upon consolidation of the CCRC assets, we no longer exclude the difference between CCRC entrance fees collected and amortized from the calculation of AFFO. For comparative periods presented, the adjustment continues to represent our 49% share of non-refundable entrance fees collected by the CCRC JV, net of reserves and net of CCRC JV entrance fee amortization.

(2)	For the three months ended March 31, 2020, includes an $8 million current tax refund receivable due to the changes in tax legislation enacted under the CARES Act.

(3)
Primarily includes our share of AFFO capital expenditures from unconsolidated joint ventures, partially offset by noncontrolling interests' share of AFFO capital expenditures from consolidated joint ventures.